Exhibit 99.1

Kayne Anderson BDC, Inc. Announces September 30, 2025 Financial Results and Declares Fourth Quarter 2025 Dividend of $0.40 Per Share

CHICAGO--(BUSINESS WIRE)-- Kayne Anderson BDC, Inc. (NYSE: KBDC) (“KBDC or the Company”), a business development company externally managed by its investment adviser, KA Credit Advisors, LLC, today announced its financial results for the third quarter ended September 30, 2025.

Financial Highlights for the Quarter Ended September 30, 2025

●	Net investment income of $30.0 million, or $0.43 per share;

●	Net asset value of $16.34 per share, decreased from $16.37 per share as of June 30, 2025, primarily as a result of unrealized losses of $0.08 offset by higher net investment income earned over distributions paid of $0.03 and accretive share repurchases of $0.02;

●	New private credit and equity co-investment commitments of $295.5 million, fundings of $273.6 million and repayments of $73.5 million, resulting in a net funded private credit and equity investment increase of $200.1 million;

●	Sales and repayments of broadly syndicated loans of $113.0 million;

●	The Company’s Board of Directors (the “Board”) declared a regular dividend of $0.40 per share, to be paid on January 16, 2026 to stockholders of record as of December 31, 2025.

“We delivered another solid quarter marked by strong origination activity, stable credit performance and a high-quality earnings mix. With nearly $300 million in new private credit investments at an average spread of 568bps over SOFR, we continue to see healthy deal flow in the core middle market, driven in-part by a recent pickup in M&A-related financing opportunities, which we believe bodes well for outlook in the near-term,” said Doug Goodwillie, Co-Chief Executive Officer.

“Despite broader market volatility and headlines around the private credit space, our target market broadly and portfolio specifically continue to demonstrate strong fundamentals. We remain defensively positioned with 94% of our portfolio invested in first-lien senior secured loans, lending at an average leverage level of 4.2x, lower than many of our peers, and continue to be pleased with credit performance of our loan book with a non-accrual rate of just 1.4%,” said Ken Leonard, Co-Chief Executive Officer. “We believe KBDC is well-positioned to continue its relative outperformance while generating attractive, risk-adjusted returns through varying market cycles.”

Selected Financial Highlights

	As of
(in thousands, expect per share data)	September 30, 2025	June 30, 2025
Investment portfolio, at fair value	$2,255,513	$2,174,640
Total assets	$2,337,968	$2,255,991
Total debt outstanding, at principal	$1,153,000	$1,054,000
Net assets	$1,140,096	$1,157,331
Net asset value per share	$16.34	$16.37
Total debt-to-equity ratio	1.01x	0.91x

	For the quarter ended
	September 30, 2025	June 30, 2025

Net investment income per share	$0.43	$0.40
Net realized and unrealized gains (losses) per share(1)	$(0.08)	$(0.05)
Earnings per share	$0.35	$0.35
Regular dividend per share	$0.40	$0.40
Special dividend per share	$-	$0.10

(1)	Amounts shown may not correspond for the period as it includes the effect of the timing of the distribution, shares repurchased, and the issuance of common stock.

Results of Operations

Total investment income for the quarter ended September 30, 2025 was $61.3 million, as compared to $57.3 million for the quarter ended June 30, 2025. The increase was primarily driven by rotations out of the lower yielding broadly syndicated loans into middle market loans, accelerated amortization and fees earned from repayments and the impact of net additions to the portfolio during the third quarter. PIK income represented 3.5% of total interest income for the quarter ended September 30, 2025.

Net investment income for the quarter ended September 30, 2025 was $30.0 million or $0.43 per share as compared to $28.7 million or $0.40 per share for the quarter ended June 30, 2025. Net expenses for the third quarter were $31.3 million, as compared to $28.6 million for the quarter ended June 30, 2025. The increase was primarily the result of higher average borrowings on our credit facilities and increased base management fees as a partial fee waiver was in effect during the second quarter.

For the quarter ended September 30, 2025, the Company had a net change in unrealized losses on investments of $5.0 million. The unrealized losses for the quarter were primarily driven by negative fair value changes and quarterly amortization of original issue discounts, partially offset by new upfront fees for originations during the quarter. Additionally, the Company had $0.4 million of deferred income tax expense related to unrealized gains on equity investments in the Company’s wholly owned taxable subsidiary.

Portfolio and Investment Activity

	As of
($ in thousands)	September 30, 2025		June 30, 2025

Investments at fair value	$2,255,513		$2,174,640
Number of portfolio companies	108		114
Average portfolio company investment size	$20,884		$19,076

Asset class:
First lien debt	93.7%		98.0%
Subordinated debt	4.6%		0.8%
Equity	1.7%		1.2%

Non-accrual debt investments:
Non-accrual investments at fair value	$30,974		$34,535
Non-accrual investments as a percentage of debt investments at fair value	1.4%		1.6%
Number of investments on non-accrual	5		5

Interest rate type:
Percentage floating-rate	96.0%		100.0%
Percentage fixed-rate	4.0%		0.0%

Yields excluding non-income producing debt investments (at fair value):
Weighted average yield on private middle market loans	10.7%		10.9%
Weighted average yield on broadly syndicated loans	6.7%		6.9%
Weighted average yield on total debt portfolio	10.6%		10.6%

Yields including non-income producing debt investments (at fair value):
Weighted average yield on private middle market loans	10.5%		10.7%
Weighted average yield on broadly syndicated loans	6.7%		6.9%
Weighted average yield on total debt portfolio	10.4%		10.4%

Investment activity during the quarter ended:
Gross new investment commitments	$295,492	(1)	$128,675	(2)
Principal amount of investments funded	$273,574	(1)	$128,665	(2)
Principal amount of investments sold or repaid	$(186,434	)(1)	$(118,602	)(2)
Net principal amount of investments funded	$87,140		$10,063

(1)	For the quarter ended September 30, 2025, broadly syndicated loans represent $0 of new investment commitments, $0 of investments funded and $112,952 of investments sold or repaid.

(2)	For the quarter ended June 30, 2025, broadly syndicated loans represent $0 of new investment commitments, $0 of investments funded and $46,506 of investments sold or repaid.

Liquidity and Capital Resources

As of September 30, 2025, the Company had $75 million senior unsecured notes outstanding, $1,078 million borrowed under its credit facilities and cash and cash equivalents of $46.1 million (including investments in money market funds). As of that date, the Company had $322 million of undrawn commitments available on its credit facilities (subject to borrowing base restrictions and other conditions).

As of September 30, 2025, the Company’s debt-to-equity ratio was 1.01x and its asset coverage ratio was 199%. The Company targets a debt-to-equity ratio of 1.0x to 1.25x (which equates to asset coverage of 200% to 180%). During the third quarter, the Company reached the low end of its target debt-to-equity ratio range and expects to continue to grow its private credit portfolio. The Company may operate above or below its target based on market conditions.

Recent Developments

●	On October 15, 2025, the Company completed a $200 million private placement of senior unsecured notes, comprising $40 million of floating rate Series C Notes (SOFR + 2.32%) due June 2028, $60 million of 5.80% Series D Notes due June 2028, and $100 million of 6.15% Series E Notes due October 2030. Proceeds were used to refinance debt and for general corporate purposes. To better match its predominantly floating rate investment portfolio, the Company entered into interest rate swaps for the Series D and E Notes, effectively converting the fixed rates to floating rates of SOFR plus 2.37% and SOFR plus 2.6565%, respectively.

●	On November 4, 2025, the Board of Directors declared a regular dividend to common stockholders in the amount of $0.40 per share. The regular dividend of $0.40 per share will be paid on January 16, 2026, to stockholders of record as of the close of business on December 31, 2025.

●	From October 1, 2025 to November 5, 2025, the Company’s agent repurchased 1,369,049 shares of common stock at an average price of $13.99 per share for a total amount of $19.2 million. As of November 5, 2025, $65.7 million remains for repurchase under the Company’s amended 10b5-1 Plan.

●	On November 10, 2025, the Company issued a press release announcing that the Board of Directors of the Company appointed Frank P. Karl as President and appointed Andy Wedderburn-Maxwell as Senior Vice President.

Conference Call Information

KBDC will host a conference call at 10:00 am ET on Tuesday, November 11, 2025, to review its financial results. All interested parties are invited to participate using the following telephone dial-in or the webcast details:

Telephone Dial-in

●	Domestic: 800-715-9871

●	International: +1 646-307-1963

●	Conference ID: 2616610

Webcast Link

●	https://events.q4inc.com/attendee/531241415

To avoid potential delays, please join at least 10 minutes prior to the start of the earnings call. A telephone replay will also be available by dialing 800-770-2030 (domestic) and +1 609-800-9909 (international) and conference ID of 2616610. The replay will be available until November 18, 2025.

Kayne Anderson BDC, Inc.

Consolidated Statements of Assets and Liabilities

(amounts in 000’s, except share and per share amounts)

	September 30, 2025	December 31, 2024
Assets:	(Unaudited)
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $2,134,139 and $1,956,617)	$2,146,829	$1,982,947
Non-controlled, affiliated investments (amortized cost of $113,426 and $15,438, respectively)	108,684	12,196
Investments in money market funds (amortized cost of $29,765 and $48,683)	29,765	48,683
Cash	16,360	22,375
Receivable for sales of investments	14,150	-
Receivable for principal payments on investments	334	540
Interest receivable	21,500	14,965
Prepaid expenses and other assets	346	958
Total Assets	$2,337,968	$2,082,664

Liabilities:
Corporate Credit Facility	$301,000	$250,000
Unamortized Corporate Credit Facility issuance costs	(3,636)	(3,235)
Revolving Funding Facility	570,000	420,000
Unamortized Revolving Funding Facility issuance costs	(5,228)	(4,746)
Revolving Funding Facility II	207,000	113,000
Unamortized Revolving Funding Facility II issuance costs	(2,233)	(1,251)
Notes	75,000	75,000
Unamortized notes issuance costs	(639)	(643)
Shares repurchased payable	706	-
Distributions payable	27,927	28,424
Management fee payable	5,583	3,712
Incentive fee payable	4,419	-
Accrued expenses and other liabilities	17,973	15,236
Accrued excise tax expense	-	825
Total Liabilities	$1,197,872	$896,322

Commitments and contingencies

Net Assets:
Common Shares, $0.001 par value; 100,000,000 shares authorized; 69,764,799 and 71,059,689 as of September 30, 2025 and December 31, 2024, respectively, issued and outstanding	$70	$71
Additional paid-in capital	1,133,350	1,152,396
Total distributable earnings (deficit)	6,676	33,875
Total Net Assets	$1,140,096	$1,186,342
Total Liabilities and Net Assets	$2,337,968	$2,082,664
Net Asset Value Per Common Share	$16.34	$16.70

Kayne Anderson BDC, Inc.

Consolidated Statements of Operations

(amounts in 000’s, except share and per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30		September 30
	2025	2024	2025	2024
Income:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Investment income from investments:
Interest income from non-controlled, non-affiliated investments	$58,898	$57,541	$171,032	$155,015
Interest income from non-controlled, affiliated investments	2,063	-	2,063	754
Dividend income	412	278	821	997
Total Investment Income	61,373	57,819	173,916	156,766

Expenses:
Management fees	5,583	4,764	16,126	12,537
Incentive fees	4,419	5,605	13,361	12,345
Interest expense	20,207	16,069	55,716	44,964
Professional fees	369	403	1,082	1,042
Directors fees	158	158	474	463
Excise tax expense (benefit)	-	-	(43)	-
Other general and administrative expenses	591	563	1,775	1,542
Total Expenses	31,327	27,562	88,491	72,893
Less: Management fee waiver	-	(1,191)	(2,071)	(1,662)
Less: Incentive fee waiver	-	(5,605)	-	(9,714)
Net Expenses	31,327	20,766	86,420	61,517
Net Investment Income (Loss)	30,046	37,053	87,496	95,249

Realized and unrealized gains (losses) on investments
Net realized gains (losses):
Non-controlled, non-affiliated investments	(22)	-	534	(138)
Total net realized gains (losses)	(22)	-	534	(138)
Net change in unrealized gains (losses):
Non-controlled, non-affiliated investments	(5,407)	1,031	(13,464)	3,323
Non-controlled, affiliated investments	424	(528)	(1,501)	(1,943)
Total net change in unrealized gains (losses)	(4,983)	503	(14,965)	1,380
Total realized and unrealized gains (losses)	(5,005)	503	(14,431)	1,242
Income tax (expense) benefit on unrealized appreciation/depreciation on investments	(428)	-	(1,327)	-
Net Increase in Net Assets Resulting from Operations	$24,613	$37,556	$71,738	$96,491
Per Common Share Data:
Basic and diluted net investment income per common share	$0.43	$0.52	$1.23	$1.55
Basic and diluted net increase in net assets resulting from operations	$0.35	$0.53	$1.01	$1.57
Weighted Average Common Shares Outstanding - Basic and Diluted	70,430,331	71,083,885	70,852,621	61,321,163

About Kayne Anderson BDC, Inc.

Kayne Anderson BDC, Inc. is a business development company (“BDC”) that invests primarily in first lien senior secured loans, with a secondary focus on unitranche and split-lien loans to middle market companies. KBDC is externally managed by its investment adviser, KA Credit Advisors, LLC, an indirect controlled subsidiary of Kayne Anderson Capital Advisors, L.P., a prominent alternative investment management firm. KBDC has elected to be regulated as a BDC under the Investment Company Act of 1940, as amended (“1940 Act”). KBDC’s investment objective is to generate current income and, to a lesser extent, capital appreciation. For more information, please visit www.kaynebdc.com.

Forward-looking Statements

This press release may contain “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about KBDC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond KBDC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in KBDC’s filings with the SEC. All forward-looking statements speak only as of the date of this press release. KBDC does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

Contacts:

Investor Relations
kaynebdc@kaynecapital.com